Exhibit 99.1
Kezar Life Sciences Announces Positive Topline Results from the PORTOLA Phase 2a Trial Evaluating Zetomipzomib for the Treatment of Patients with Autoimmune Hepatitis (AIH) and Reports Fourth Quarter and Year End 2024 Financial Results
Company-hosted conference call and webcast to be held today at 8:00 a.m. ET
•Zetomipzomib treatment results in steroid-sparing biochemical remissions in accordance with AASLD treatment guidelines in a difficult-to-treat, refractory AIH patient population.
•In relapsed, steroid-dependent AIH patients, of the 21 of 24 entering screening on steroid-based therapy, 36% (5 of 14) of zetomipzomib-treated patients achieved a complete biochemical response (CR) and clinically significant steroid taper to 5 mg/day or less, compared to 0 of 7 of placebo patients.
•In the intention-to-treat (ITT) population, 31% (5 of 16) of zetomipzomib patients achieved a CR and steroid taper (≤5 mg/day), compared to 1 of 8 placebo patients.
•Median duration of response in zetomipzomib patients achieving a CR was 27.6 weeks (including the ongoing open-label extension), and no disease flares were reported in any zetomipzomib-treated patient achieving CR during study.
•Favorable safety profile was observed during the 6-month, blinded treatment period.
•Cash, cash equivalents and marketable securities totaled $132 million as of December 31, 2024
SOUTH SAN FRANCISCO, Calif.—March 25, 2025 — Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases, today reported positive topline results from the PORTOLA Phase 2a clinical trial evaluating zetomipzomib, a novel, first-in-class selective immunoproteasome inhibitor, in patients with autoimmune hepatitis (AIH) and reported fourth quarter and year end 2024 financial results.
“We are pleased to announce these exciting results from the PORTOLA trial, the first successful randomized study in treatment-refractory AIH,” said Chris Kirk, CEO and co-founder of Kezar. “We are encouraged by the safety and efficacy data in this difficult-to-treat patient population, specifically durable and steroid-sparing remissions experienced by patients treated with zetomipzomib. We are eager to work with the FDA Division of Hepatology and Nutrition to remove the partial clinical hold and align on an appropriate trial design to demonstrate the clinical benefit of zetomipzomib in AIH. I’d like to thank the team at Kezar, the physicians and staff at our clinical trial sites, and most importantly, the patients and their caregivers, for their participation, sacrifice and hard work.”
“I am impressed by the totality of efficacy and safety data from the PORTOLA study,” said Gideon Hirschfield, Chair of Autoimmune Liver Disease Research and Director of the Francis Family Liver Clinic, at the Toronto General Hospital. “Zetomipzomib represents a potent and targeted therapy for patients, and I believe these results will positively contribute to the design of a registrational trial of zetomipzomib in AIH, where patients are in need of better treatment options.”
PORTOLA is a placebo-controlled, randomized, double-blind Phase 2a clinical trial evaluating the efficacy and safety of zetomipzomib in patients with AIH that are insufficiently responding to standard of care or have relapsed from a previous CR. The trial enrolled 24 patients, randomized (2:1) to receive 60 mg of zetomipzomib or placebo in addition to background therapy for 24 weeks, with a protocol-suggested steroid taper. All patients were required to receive a starting daily steroid dose of 20-40 mg/day of prednisone (or budesonide equivalent) and physicians were encouraged to taper daily steroid usage to 5 mg/day consistent with AIH treatment guidelines established by the American Association for the Study of Liver Diseases (AASLD).
The primary efficacy endpoint of PORTOLA, which was not powered for efficacy, evaluated the proportion of patients who achieved a CR by Week 24, measured as normalization of alanine aminotransferase (ALT), aspartate aminotransferase (AST) and Immunoglobulin G (IgG) values (if elevated at baseline), with steroid dose levels not higher than baseline. A key secondary endpoint was the proportion of patients who achieved a CR by Week 24 with a steroid dose of 5 mg/day or less. The PORTOLA trial included a pre-specified subgroup analysis of patients who were on steroid-based therapy at the time of screening, which represents a patient population with unmet medical needs for a potential future registrational study. Additional exploratory endpoints included changes in histologic assessment of AIH as measured in biopsies taken within six months of screening and repeated at Week 24 of the trial.
Summary of Topline Results
PORTOLA enrolled 24 patients as the ITT population. Consistent with the AASLD treatment goals, zetomipzomib treatment resulted in higher rates of complete biochemical responses (CR) combined with reduction of steroid dosage to 5 mg/day or less, compared to placebo. In the ITT population:
•Without regard to steroid taper, 50.0% (8 of 16) of zetomipzomib patients achieved a CR, compared to 37.5% (3 of 8) of placebo patients.
•31.3% (5 of 16) of zetomipzomib patients achieved both a CR and steroid taper to 5 mg/day or less, compared to 12.5% (1 of 8) of placebo patients.
•18.8% (3 of 16) of zetomipzomib patients achieved both a CR and complete steroid withdrawal to zero mg/day, compared to 0% (0 of 8) of placebo patients.
•Median duration of response in zetomipzomib patients achieving a CR was 27.6 weeks (including the ongoing open-label extension), and no disease flares were reported in any zetomipzomib-treated patient achieving CR. Disease flares were defined as a sustained increase in ALT values to 25% above the CR value or 1.25-fold higher than the upper limit of normal for more than one week and requiring a restart or increase in steroid dose.
In the pre-specified subgroup analysis, 21 of the 24 patients entered the study on a steroid-based therapy at the time of screening. One patient in the placebo arm and two patients in the zetomipzomib arm were not receiving steroids at screening. All patients on study were required to initiate treatment with an initial prednisone dose of 20–40 mg/day. Of the 21 patients in this subgroup analysis:
•Median steroid use at screening was 20 mg/day for patients enrolled in the zetomipzomib arm, compared to 10 mg/day in the placebo arm, indicating that the zetomipzomib-treated arm was more refractory than the placebo arm.
•Without regard to steroid taper, 57.1% (8 of 14) of zetomipzomib patients achieved a CR, compared to 28.6% (2 of 7) of placebo patients.

•35.7% (5 of 14) of patients on the zetomipzomib arm achieved a CR and steroid taper to 5 mg/day or less, compared to 0% (0 of 7) of placebo patients.
•21.4% (3 of 14) of patients on the zetomipzomib arm achieved a CR and complete steroid withdrawal to zero mg/day, compared to 0% (0 of 7) of placebo patients.
Safety
Treatment-emergent adverse events (TEAEs) were seen in all patients, with injection site reactions (ISRs) being the most commonly reported TEAE in both arms. Systemic injection reactions (SIRs), with onset occurring 8 to 24 hours post-dose and usually resolving within 48 hours, were all Grade 1 and Grade 2. SIRs are a protocol-defined set of specific adverse events (AEs) consisting of one or more of the following signs/symptoms: hypotension, tachycardia, nausea, vomiting, dizziness, headache, pyrexia, rigors and/or chills.
Three patients experienced treatment-emergent serious adverse events (SAEs): one in the placebo arm, a Grade 3 variceal bleeding with hematemesis and atrial fibrillation; and two in the zetomipzomib arm, a Grade 3 fever occurring after the Week 24 liver biopsy, and a Grade 3 influenza infection that fully resolved during study. All SAEs were considered unrelated to study treatment, and all three patients completed the double-blind treatment period. Infectious AEs were reported in 85.7% (6 of 7) of patients in the placebo arm and 56.3% (9 of 16) of patients in the zetomipzomib arm. One patient discontinued from the placebo arm for a UTI requiring antibiotic treatment prior to receiving a dose on study, and three patients discontinued on the zetomipzomib arm for a Grade 1 fatigue, Grade 2 hives and a Grade 2 AIH disease flare. The safety population (n=23) includes all patients who received at least one dose of study treatment:

	Placebo	Zetomipzomib
	n=7	n=16
Adverse Events in Double-blind Treatment Period	n (%)	n (%)
Participants with at least 1 Treatment Emergent Adverse Event (TEAE)	7 (100.0)	16 (100.0)
Most common TEAE:
Injection Site Reaction (ISR)	4 (57.1)	15 (93.8)
Systemic Injection Reaction (SIR)	1 (14.3)	12 (75.0)
TEAE leading to study drug discontinuation	0 (0)	3 (18.8)
Grade 3 TEAE (no Grade 4 or 5 TEAEs reported)	1 (14.3)	3 (18.8)
Serious TEAE	1 (14.3)	2 (12.5)
Infectious TEAE	6 (85.7)	9 (56.3)
Grade ≥3 Infectious TEAE	0 (0)	1 (6.3)
Opportunistic Infections	0 (0)	0 (0)
Death	0 (0)	0 (0)
Financial Results
•Cash, cash equivalents and marketable securities totaled $132.2 million as of December 31, 2024, compared to $201.4 million as of December 31, 2023. The decrease was primarily attributable to cash used in operations to advance clinical-stage programs.
•Revenue decreased by $7.0 million in 2024 compared to 2023 due to the October 2023 upfront payment received under the collaboration and license agreement with Everest Medicines.

•Research and development (R&D) expenses for the fourth quarter of 2024 decreased by $6.6 million to $16.0 million, compared to $22.6 million in the fourth quarter of 2023. Full year R&D expenses decreased by $20.0 million to $65.7 million in 2024, compared to $85.7 million in 2023. This decrease was primarily due to the Company’s strategic restructuring in October 2023 to prioritize its clinical-stage programs, reducing personnel-related costs and spending in its early-stage research activities, and a $5.0 million milestone payment made in 2023 under Kezar’s exclusive license agreement with Onyx Therapeutics. The decrease was partially offset by the increased clinical trial costs related to the PALIZADE and PORTOLA trials.
•General and administrative (G&A) expenses for the fourth quarter of 2024 decreased by $0.3 million to $5.5 million compared to $5.8 million in the fourth quarter of 2023. Full year G&A expenses decreased by $3.1 million to $23.4 million in 2024, compared to $26.5 million in 2023. The decrease was primarily due to a decrease in legal and professional service expenses and non-cash stock-based compensation.
•Restructuring and impairment charges decreased by $4.7 million to $1.5 million in 2024, compared to $6.2 million in 2023. The decrease was primarily related to one-time severance-related costs made in 2023 and higher impairment costs recognized in 2023 than 2024 on the right-of-use asset for the vacated floor in the leased office facility and certain equipment no longer utilized.
•Net loss for the fourth quarter of 2024 was $20.2 million, or $2.77 per basic and diluted common share, compared to a net loss of $32.3 million, or $4.44 per basic and diluted common share, for the fourth quarter of 2023. Net loss for 2024 was $83.7 million, or $11.49 per basic and diluted common share, compared to a net loss of $101.9 million, or $14.04 per basic and diluted common share in 2023. The weighted-average shares used to compute net loss per basic and diluted common share have been retroactively adjusted to reflect the one-for-ten reverse stock split completed on October 29, 2024.
•Total shares of common stock outstanding was 7.3 million shares as of December 31, 2024, after taking into effect the one-for-ten reverse stock split completed on October 29, 2024.
Conference Call and Webcast
Kezar Life Sciences will host a webcast and conference call today, March 25, 2025, at 8:00 a.m. ET to discuss topline results from the PORTOLA Phase 2a clinical trial. To access the live audio webcast with slides and dial-in information as needed, please register here: https://kezar-life-sciences-portola-phase-2a-topline-results.open-exchange.net/
A live webcast of the event can also be found on the Kezar website at https://ir.kezarlifesciences.com/news-events/events-presentations. A replay of the event will be available for 90 days following the presentation.
About Zetomipzomib
Zetomipzomib is a novel, first-in-class, selective immunoproteasome inhibitor with broad therapeutic potential across multiple autoimmune diseases. Preclinical research demonstrates that selective immunoproteasome inhibition results in a broad anti-inflammatory response in animal models of several autoimmune diseases, while avoiding immunosuppression. Data generated from completed clinical trials provide evidence that zetomipzomib exhibits a favorable safety and tolerability profile for development in severe, chronic autoimmune diseases.

About Autoimmune Hepatitis
Autoimmune hepatitis (AIH) is a rare chronic disease in which the immune system attacks the liver and causes inflammation and tissue damage, severely impacting patients’ physical health and quality of life. Lifelong maintenance therapy is required to avoid relapse and burdensome adverse effects. If left untreated, AIH can lead to cirrhosis, liver failure and hepatocellular carcinoma. In the United States, AIH affects approximately 100,000 individuals, with incidence rates increasing. The cause of this condition remains unclear, with females affected four times as often as males. Currently, standard of care treatment for AIH is chronic, immunosuppressive treatment with corticosteroids that frequently cause life-altering side effects, including diabetes, osteoporotic fractures and cataracts. There is a significant need for treatment regimens that reduce or remove the need for chronic immunosuppression from use of corticosteroids.
About Kezar Life Sciences
Kezar Life Sciences is a clinical-stage biopharmaceutical company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases. Zetomipzomib, a selective immunoproteasome inhibitor, is currently being evaluated in a Phase 2a clinical trial for autoimmune hepatitis. This product candidate also has the potential to address multiple chronic immune-mediated diseases. For more information, visit www.kezarlifesciences.com, and follow us on LinkedIn, Facebook, Twitter and Instagram.
Cautionary Note on Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “can,” “should,” “expect,” “believe,” “potential,” “anticipate” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Kezar’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the design, initiation, progress, timing, scope and results of ongoing and potential future clinical trials, preliminary nature of topline data from our clinical trials, the likelihood that data will support future development and therapeutic potential, the association of data with treatment outcomes, expectations regarding the removal of the partial clinical hold in the PORTOLA trial and the initiation of a registrational trial of zetomipzomib in AIH, and the likelihood of obtaining regulatory approval of zetomipzomib. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, difficulties enrolling and conducting our clinical trials, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

KEZAR LIFE SCIENCES, INC.
Selected Balance Sheets Data
(In thousands)
	December 31, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$132,245	$201,372
Total assets	144,682	221,235
Total current liabilities	20,329	17,744
Total noncurrent liabilities	7,437	15,921
Total stockholders' equity	116,916	187,570

Summary of Operations Data
(In thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2024	2023	2024	2023
Collaboration revenue	$—	$—	$—	$7,000
Operating expenses:
Research and development	16,030	22,643	65,742	85,697
General and administrative	5,545	5,759	23,393	26,540
Impairment charge	(12)	6,187	1,470	6,187
Total operating expenses	21,563	34,589	90,605	118,424
Loss from operations	(21,563)	(34,589)	(90,605)	(111,424)
Interest income	1,734	2,728	8,462	11,104
Interest expense	(389)	(399)	(1,593)	(1,550)
Net loss	$(20,218)	$(32,260)	$(83,736)	$(101,870)
Net loss per common share, basic and diluted	$(3)	$(4)	$(11)	$(14)
Weighted-average shares used to compute net loss per common share, basic and diluted (1)	7,300,007	7,273,696	7,290,245	7,255,365

(1)Shares outstanding have been retroactively adjusted to reflect the one-for-ten reverse stock split completed on October 29, 2024.

Investor and Media Contact:
Gitanjali Jain
Senior Vice President, Investor Relations and External Affairs
Kezar Life Sciences, Inc.
gjain@kezarbio.com